AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1998
                                                      REGISTRATION NO. 333-66085

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                      EDUCATIONAL VIDEO CONFERENCING, INC.
       (EXACT NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                    8299                                 06-1488212AA9
         (STATE OR JURISDICTION                 (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
           OF INCORPORATION)                    CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                            ------------------------

            35 EAST GRASSY SPRAIN ROAD, SUITE 504, YONKERS, NY 10710
                                 (914) 395-3501
(ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL PLACE
                                  OF BUSINESS)
                            ------------------------

                              DR. AROL I. BUNTZMAN
                 35 EAST GRASSY SPRAIN ROAD, YONKERS, NY 10710
                                 (914) 395-3501
              (ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------
                                   Copies to:

                   JOSEPH D. ALPERIN, ESQ.                                         HENRY O. SMITH III, ESQ.
               FISCHBEINoBADILLOoWAGNERoHARDING                                       PROSKAUER ROSE LLP
             909 THIRD AVENUE, NEW YORK, NY 10022                           1585 BROADWAY, NEW YORK, NY 10036-8299
                        (212) 826-2000                                                  (212) 969-3000

                            ------------------------

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /x/

    If this form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                               PROPOSED
                                                                                               MAXIMUM
                                  TITLE OF EACH CLASS                                         AGGREGATE            AMOUNT OF
                            OF SECURITIES TO BE REGISTERED                                OFFERING PRICE(1)    REGISTRATION FEE
Common Stock, $0.0001 par value........................................................          $15,000,000           $4,425.00
Representative's Warrants..............................................................                  100                0.03
Common Stock, $0.0001 par value, underlying Representative's Warrants(2)...............            1,800,000              531.00
Total..................................................................................          $16,800,100           $4,956.03

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

(2) Pursuant to Rule 416, this Registration Statement also covers an indeterminable number of additional shares of Common Stock issuable as a result of any future anti-dilution adjustments in accordance with the terms of the Representative's Warrants.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Amended and Restated Certificate of Incorporation and By-Laws of the Registrant provide that the Registrant shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the 'GCL'). Section 145 of the GCL, relating to indemnification, is hereby incorporated herein by reference.

     In accordance with Section 102(a)(7) of the GCL, the Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the Registrant or its stockholders for monetary damage for breach of fiduciary duty as a director with certain limited exceptions set forth in
Section 102(a)(7) of the GCL.

     The Registrant also intends to enter into indemnification agreements with each of its officers and directors, the form of which is filed as Exhibit 10.17, to which reference is hereby made.

     Reference is made to Section 9 of the Underwriting Agreement (Exhibit 1.1) which provides for indemnification by the Underwriter of the Registrant, its officers and directors.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses (other than underwriting discounts and commissions) payable by the Registrant in connection with the issuance and distribution of the securities being registered. Except for the SEC and NASD filing fees, all expenses have been estimated and are subject to future contingencies.

SEC registration fee.........................................   $4,956.03
NASD fee.....................................................    2,000.00
American Stock Exchange Entry Fee............................            *
Legal fees and expenses......................................            *
Printing and engraving expenses..............................            *
Accounting fees and expenses.................................            *
Blue sky fees and expenses...................................            *
Transfer agent and registrar fees end expenses...............            *
Miscellaneous................................................            *
                                                                ---------
     Total...................................................   $
                                                                ---------
                                                                ---------

------------------

* To be completed by amendment.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     Since its inception, the Registrant has issued unregistered securities in the transactions described below:

          In connection with its formation in March 1997, the Registrant issued to eight persons 184 shares, no par value, for services rendered. The 184 shares were exchanged for 3,690,000 shares of Common Stock in connection with the Registrant's recapitalization and reincorporation in Delaware in April 1998.

          In May 1997, the Registrant issued a warrant to one entity to purchase up to 75,000 shares of Common Stock, at $2.72 per share, as partial consideration for that entity's multi-year agreement with the Company. Such warrant is not exercisable until one year after the effective date of this offering and expires six years after such effective date.

          In June 1997, the Registrant received gross proceeds of $115,000 from the issuance to three accredited investors of $115,000 principal amount 18% promissory notes and warrants to purchase 23,000 shares of Common Stock at $1.00 per share. In connection with such issuance, the Registrant paid $14,300 in commissions to one entity. In April 1998, $100,000 principal amount of these notes were converted into 40,000 shares of Common Stock and warrants to purchase 16,000 shares of Common Stock at $3.00 per share.

          Between August and December 1997, the Registrant received gross proceeds of $235,000 from the issuance to 12 accredited investors of $235,000 principal amount 18% convertible promissory notes and warrants to purchase 47,000 shares of Common Stock at $2.00 per share. In connection with such issuances the Registrant paid $24,850 in commissions, and issued 16,500 shares of Common Stock to one entity. In June and July 1998, $185,000 of these notes were converted into 92,500 shares of Common Stock.

          In October 1997, the Registrant received gross proceeds of $1,000,000 from the issuance to one accredited investor of 500,000 shares of Common Stock and warrants to purchase 300,000 shares of Common Stock. Of these warrants, 200,000 are exercisable at $2.00 per share and 100,000 are exercisable at $10.00 per share. In connection with such issuance, the Registrant paid a fee of $130,000 and issued 100,000 shares of Common Stock to one person.

          In October 1997, the Registrant issued 117,647 shares of Common Stock valued at $400,000 to a video conferencing systems vendor and applied the $400,000 to the purchase of $1,000,000 of equipment.

          Between January and April 1998, the Registrant received gross proceeds of $1,072,500 from the issuance to four accredited investors of 390,000 shares of Common Stock and warrants to purchase 156,000 shares of Common Stock at $3.00 per share. In connection with such issuance, the Registrant paid fees of $99,000 and issued to two entities warrants to purchase 103,591 shares of Common Stock at $3.00 per share.

          In April 1998, the Registrant issued to two persons 7,000 shares of Common Stock as payment for consulting services in March through October 1997.

          Between May and August 1998, the Registrant received gross proceeds of $4,000,000 for the issuance of 1,066,667 shares of Common Stock. In connection with such issuance, the Registrant paid a fee of $400,000 and issued warrants to purchase 50,000 shares of Common Stock at $6.00 per share to one entity.

     Except for the conversions into Common Stock, the foregoing transactions were transactions not involving a public offering and were exempt from the registration provisions of the Securities Act of 1933, as amended (the 'Securities Act') pursuant to Section 4(2) thereof. The securities were sold pursuant to Regulation D, and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the securities or an exemption under the Securities Act. The shares of Common Stock issued upon conversion of promissory notes were issued pursuant to Section 3(a)(9) of the Securities Act, as no remuneration was paid directly or indirectly for soliciting such conversions.

ITEM 27. EXHIBITS


    1.1     --   Form of Underwriting Agreement.
    3.1     --   Certificate of Incorporation of the Registrant.
    3.2     --   By-Laws of the Registrant.
    3.3     --   Certificate of Merger of Educational Video Conferencing, Inc. (a New York Corporation) into
                 Educational Video Conferencing, Inc. (a Delaware Corporation).
    3.4     --   Certificate of Correction of the Certificate of Incorporation of the Registrant
    4.1     --   Form of Common Stock Purchase Warrant issued to investors in private placements and for services provided in connection with such private placements.
    4.2     --   Tayside Common Stock Purchase Warrant.
    4.3     --   Adelphi Common Stock Purchase Warrant.
    4.4     --   Form of Representative's Warrant Agreement (including Form of Representative's Warrant).
   *5       --   Opinion of FischbeinoBadillooWagneroHarding re: validity of securities.
    9.1     --   Agreement between Arol I. Buntzman and John J. McGrath dated March 4, 1997.
    9.2     --   Supplement to Agreement between Arol I. Buntzman and John J. McGrath dated May 18, 1998.
**+10.1     --   Agreement between Educational Video Conferencing, Inc. and Adelphi University for the Offering of
                 Interactive Televideo Courses dated May 13, 1997.

**+10.2     --   Agreement between Educational Video Conferencing, Inc. and The College of Insurance for the Offering
                 of Interactive Televideo Courses dated September 16, 1997.
**+10.3     --   Agreement between Educational Video Conferencing, Inc. and Mercy College for the Offering of
                 Interactive Video Conferenced and Computer Courses dated March 10, 1998.
   10.4     --   Agreement between Educational Video Conferencing, Inc. and Reliance National for the Offering of
                 Interactive Televideo courses and Distance Learning Programs dated October 7, 1998.
   10.5     --   Agreement between Educational Video Conferencing, Inc. and Citibank dated May 20, 1997.
   10.6     --   Agreement between Educational Video Conferencing, Inc. and American International Group dated May
                 21, 1997.
   10.7     --   Agreement between Educational Video Conferencing, Inc. and Merrill Lynch for the Offering of
                 Interactive Televideo Courses and Distance Learning Programs dated June 3, 1998.
  *10.8     --   Agreement for Interactive Televideo Courses and Distance Learning Programs between Educational Video
                 Conferencing, Inc. and Travelers Indemnity Company dated July 24, 1998.
   10.9     --   Agreement between Educational Video Conferencing, Inc. and Zurich Insurance Company, U.S. dated
                 August 12, 1998 Branch for the Offering of Interactive Televideo Courses and Distance Learning
                 Programs dated August 12, 1998.
   10.10    --   Memorandum of Understanding between Educational Video Conferencing, Inc. and VSI Enterprises, Inc.
                 dated September 30, 1997.
  *10.11    --   Lease Agreement between Educational Video Conferencing, Inc. and Realty Co. (doing business as Royal
                 Realty) dated September 5, 1997.
   10.12    --   Employment Agreement between the Registrant and Dr. Arol I. Buntzman dated October 1, 1998.
   10.13    --   Employment Agreement between the Registrant and Dr. John J. McGrath dated October 1, 1998.
   10.14    --   Employment Agreement between the Registrant and Richard Goldenberg dated October 1, 1998.
   10.15    --   Employment Agreement between the Registrant and Wallace J. Caven dated October 1, 1998.
   10.16    --   Employment Agreement between the Registrant and James H. Mollitor dated October 1, 1998.
   10.17    --   Consulting Agreement between the Registrant and Arthur H. Goldberg dated March 4, 1998.
  *10.18    --   Consulting Agreement between the Registrant and William R. Coda dated October 1, 1998.
   10.20    --   Chief Executive Officer Change in Control Agreement between the Registrant and Dr. Arol I. Buntzman dated October 1, 1998.
   10.21    --   Form of Indemnification Agreement.
   10.22    --   1998 Incentive Stock Option Plan of the Registrant.
   23.1     --   Consent of Goldstein Golub Kessler LLP.
  *23.2     --   Consent of FischbeinoBadillooWagneroHarding (contained in opinion to be filed as Exhibit 5).
   23.3     --   Consent of Arthur H. Goldberg.
   23.4     --   Consent of William R. Coda.
   24.1     --   Power of Attorney (set forth on page II-5).


------------------


 * To be filed by amendment.



** Filed herewith.



 + Confidential treatment has been requested with respect to portions of this exhibit.

ITEM 28. UNDERTAKINGS

     (1) The undersigned Registrant hereby undertakes that it will:

          (a) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act,

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement; and

             (iii) Include any additional or changed material information on the plan of distribution.

          (b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (c) File a post-effective amendment to remove form registration any of the securities that remain unsold at the end of this offering.

     (2) The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue:

     (4) The undersigned Registrant hereby undertakes that it will:

          (a) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) of (4), or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

          (b) For determining any liability under the Securities Act, treat each post effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yonkers, State of New York on the 12th day of November, 1998.


                                          EDUCATIONAL VIDEO CONFERENCING, INC.

                                          By:        /s/ AROL I. BUNTZMAN
                                              ----------------------------------
                                                      Arol I. Buntzman
                                                 Chairman of the Board and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading 'Signature' constitutes and appoints Dr. Arol I. Buntzman and Dr. John J. McGrath, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates stated.


                SIGNATURE                                       TITLE                              DATE
------------------------------------------  ----------------------------------------------   -----------------

           /s/ AROL I. BUNTZMAN             Chairman of the Board and                        November 12, 1998
             Arol I. Buntzman               Chief Executive Officer

           /s/ JOHN J. MCGRATH              Director                                         November 12, 1998
             John J. McGrath

          /s/ RICHARD GOLDENBERG            Chief Financial Officer, Secretary and           November 12, 1998
            Richard Goldenberg              Director (Principal Financial Officer and
                                            Principal Accounting Officer)

                                 EXHIBIT INDEX


EXHIBIT                                                                                                     SEQUENTIAL
 NUMBER    DESCRIPTION                                                                                       PAGE NO.
--------   ----------------------------------------------------------------------------------------------   -----------
    1.1     --   Form of Underwriting Agreement.
    3.1     --   Certificate of Incorporation of the Registrant.
    3.2     --   By-Laws of the Registrant.
    3.3     --   Certificate of Merger of Educational Video Conferencing, Inc. (a New York Corporation)
                 into Educational Video Conferencing, Inc. (a Delaware Corporation).
    3.4     --   Certificate of Correction of the Certificate of Incorporation of the Registrant
    4.1     --   Form of Common Stock Purchase Warrant issued to investors in private placements and for services provided in connection with such private placements.
    4.2     --   Tayside Common Stock Purchase Warrant.
    4.3     --   Adelphi Common Stock Purchase Warrant.
    4.4     --   Form of Representative's Warrant Agreement (including Form of Representative's Warrant).
   *5       --   Opinion of FischbeinoBadillooWagneroHarding re: validity of securities.
    9.1     --   Agreement between Arol I. Buntzman and John J. McGrath dated March 4, 1997.
    9.2     --   Supplement to Agreement between Arol I. Buntzman and John J. McGrath dated May 18, 1998.
**+10.1     --   Agreement between Educational Video Conferencing, Inc. and Adelphi University for the
                 Offering of Interactive Televideo Courses dated May 13, 1997.
**+10.2     --   Agreement between Educational Video Conferencing, Inc. and The College of Insurance for
                 the Offering of Interactive Televideo Courses dated September 16, 1997.
**+10.3     --   Agreement between Educational Video Conferencing, Inc. and Mercy College for the
                 Offering of Interactive Video Conferenced and Computer Courses dated March 10, 1998.
   10.4     --   Agreement between Educational Video Conferencing, Inc. and Reliance National for the
                 Offering of Interactive Televideo courses and Distance Learning Programs dated October
                 7, 1998.
   10.5     --   Agreement between Educational Video Conferencing, Inc. and Citibank dated May 20, 1997.
   10.6     --   Agreement between Educational Video Conferencing, Inc. and American International Group
                 dated May 21, 1997.
   10.7     --   Agreement between Educational Video Conferencing, Inc. and Merrill Lynch for the
                 Offering of Interactive Televideo Courses and Distance Learning Programs dated June 3,
                 1998.
  *10.8     --   Agreement for Interactive Televideo Courses and Distance Learning Programs between
                 Educational Video Conferencing, Inc. and Travelers Indemnity Company dated July 24,
                 1998.
   10.9     --   Agreement between Educational Video Conferencing, Inc. and Zurich Insurance Company,
                 U.S. dated August 12, 1998 Branch for the Offering of Interactive Televideo Courses and
                 Distance Learning Programs dated August 12, 1998.
   10.10    --   Memorandum of Understanding between Educational Video Conferencing, Inc. and VSI
                 Enterprises, Inc. dated September 30, 1997.
  *10.11    --   Lease Agreement between Educational Video Conferencing, Inc. and Realty Co. (doing business as Royal Realty) dated September 5, 1997.
   10.12    --   Employment Agreement between the Registrant and Dr. Arol I. Buntzman dated October 1,
                 1998.
   10.13    --   Employment Agreement between the Registrant and Dr. John J. McGrath dated October 1,
                 1998.

EXHIBIT                                                                                                     SEQUENTIAL
 NUMBER    DESCRIPTION                                                                                       PAGE NO.
--------   ----------------------------------------------------------------------------------------------   -----------
   10.14    --   Employment Agreement between the Registrant and Richard Goldenberg dated October 1,
                 1998.
   10.15    --   Employment Agreement between the Registrant and Wallace J. Caven dated October 1, 1998.
   10.16    --   Employment Agreement between the Registrant and James H. Mollitor dated October 1, 1998.
   10.17    --   Consulting Agreement between the Registrant and Arthur H. Goldberg dated March 4, 1998.
  *10.18    --   Consulting Agreement between the Registrant and William R. Coda dated October 1, 1998.
   10.20    --   Chief Executive Officer Change in Control Agreement between the Registrant and Dr. Arol
                 I. Buntzman dated October 1, 1998.
   10.21    --   Form of Indemnification Agreement.
   10.22    --   1998 Incentive Stock Option Plan of the Registrant.
   23.1     --   Consent of Goldstein Golub Kessler LLP.
  *23.2     --   Consent of FischbeinoBadillooWagneroHarding (contained in opinion to be filed as Exhibit
                 5).
   23.3     --   Consent of Arthur H. Goldberg.
   23.4     --   Consent of William R. Coda.
   24.1     --   Power of Attorney (set forth on page II-5).


------------------

 * To be filed by amendment.


** Filed herewith.


 + Confidential treatment has been requested with respect to portions of this exhibit.